Ex. 99.4



                    SHARE PURCHASE AGREEMENT



Eloise M. Fehr
1308 South 1700 East, Suite 210
Salt Lake City, Utah  84108

     Re:  Purchase of 101,500 shares of common stock (the "Common
     Stock") of Valley High Oil, Gas & Mining, a Utah corporation
     ("Valley High" or the "Company")

Dear Ms. Fehr:

     The undersigned individual (the "Buyer") offers to purchase Common Stock of Valley High from you (the "Seller") as follows, to-wit:

                           RECITALS:

     A. The Seller is the owner of 300,000 (three hundred thousand) "legend-free" shares of Common Stock of Valley High, 101,500 shares of which she wishes to sell to the Buyer, and that the Buyer wishes to buy from the Seller.

     B. Valley High is a publicly held Utah corporation, having approximately 1,150 shareholders of record, and having also previously and lawfully offered and sold, in 1980, a portion of its securities in accordance with all applicable United States and state securities laws, rules and regulations. Though Valley High does not currently file any reports with the Securities and Exchange Commission ("SEC"), Seller's brother has served as an officer and director of the Company, and major stockholder, between approximately 1989 and October 2003. Accordingly, Seller has familiarity with the Company.

     C. The Seller and the Buyer acknowledge that they are aware of all material information respecting the past, present and proposed business operations of Valley High as has been indicated to them by current management, namely, that the Company has leased, or will be leasing, certain mining claims located in Eureka, Utah, to the Company; that it has changed its domicile to the State of Nevada by which it effectuated a 35-for-1 reverse split of its shares and changed its name to "Valley High Mining Company"; that it intends to obtain audited financial statements and then file a Form 10-SB with the SEC; that there is no current "established trading market" for the Common Stock of Valley High, which is presently NOT quoted on the Pink Sheets or the OTC Bulletin Board; that it is uncertain at this time whether there will be any future market for the Common Stock of Valley High; and that the purchase price being paid, by Buyer, for the Valley High Common Stock bears no relationship to assets, book value or other established criteria of value, though the completion of the proposed Form 10-SB and the obtaining of an OTCBB symbol, if it does indeed occur, would likely make the Common Stock being sold and acquired hereunder more valuable than the purchase price being paid for such shares. Based on the foregoing, both the Seller and the Buyer have been provided with access to all information relative to Valley High that would be made available and disclosed to them were Valley High to file a registration statement with the SEC.

     D. The Buyer represents and warrants the following as an additional inducement for the offer contained in this Agreement to purchase the Common Stock outlined below, to-wit:

          (i) He is not relying on any representation or warranty of the Seller whatsoever, except those representations and warranties contained in this Agreement;

          (ii) He has conducted its own investigation of the risks and merits of an investment in Valley High, and to the extent desired, including, but not limited to a review of Valley High's books and records, financial and otherwise, what records it has; he has had the opportunity to discuss this documentation with the current directors and executive officers of Valley High and to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered to his satisfaction;

          (iii) He, by reason of the education, experience, business acumen or other educational factors of its principals, is a "sophisticated investor" or an "accredited investor" as those terms are known or defined under applicable United States securities laws, rules and regulations, and/or is fully capable of evaluating the risks and merits associated with the execution of this Agreement and the purchase of this Common Stock, without qualification;

          (iv) He is purchasing the Common Stock for his individual account only, and not for the account of or in concert with any other person or entity, and there are no arrangements, understandings or agreements, written or oral, respecting the subsequent resale of any of the Common Stock;

          (v) He will fully comply with all provisions of United States and state securities laws, rules and regulations in the resale of any of the Common Stock acquired hereunder; and

          (vi) He is not an "affiliate," an "associate" or "control person" of Valley High.

     Accordingly, the parties hereto (subject to the Seller's acceptance hereof) agree as follows:

     E. The Buyer hereby offers to purchase the number of shares of Common Stock of Valley High listed on the signature page hereof, free and clear of any liens or encumbrances whatsoever.

     F. The purchase price of the Common Stock shall be the amount listed on the signature page hereof, all as further outlined below.

          1. The 300,000 share certificate of Valley High (described further below) representing the Common Stock shall be submitted to the Company's transfer agent to be transferred and broken down into one 101,500 share certificate registered in Buyer's name in exchange for payment, by the Buyer, to the Seller of $10.00 (ten dollars), by cash or personal check. The remaining 200,000 shares shall be returned to Seller in Seller's name

               2. By acceptance of this offer, the Seller hereby covenants and warrants:

             (i) That the Seller each has the right to sell, transfer, convey and assign the Common Stock;

             (ii) That the Seller has done no act to encumber the Common
                  Stock, and that the Common Stock is free and clear of any liens or encumbrances whatsoever; and

            (iii) That the Seller is not now and has not been an "affiliate"
                  of Valley High for the past or preceding ninety (90) days.

          G. The Buyer and Seller agree that any action based upon this Agreement or any of the matters covered hereby shall be brought only in the United States and state courts situated in the State of Utah, and that the prevailing party in any such action shall be entitled to recover reasonable attorney's fees and costs.
                                   BUYER:



Dated: May 5, 2004                 s/ George J. Cayias
                                   George J. Cayias
                                   c/o THE CAYIAS INSURANCE AGENCY
                                   1760 South 1100 East
                                   Salt Lake City, Utah 84105

$10.00 and other good and valuable consideration
Aggregate Purchase Price

101,500 shares
Number of Shares Being Purchased from Eloise M. Fehr

Certificate No. 9351 registered in the name of Seller to be broken down and transferred into a 101,500 share certificate, Stock acquired by Seller on 7/16/01 (copy of certificate attached hereto)


ACCEPTED:

                                   SELLER:



Dated: 5/5/04                      s/ Eloise M. Fehr
                                   Eloise M. Fehr